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                                                                    EXHIBIT 8(b)


                AMENDMENT TO REORGANIZATION PLAN AND AGREEMENT

     WHEREAS: A PLAN AND AGREEMENT dated as of May 26, 1999 has been executed by an among Innovation International, Inc., a Delaware corporation ("INNO"), Austin Asset Management Corporation, a Nevada corporation organized by INNO ("AUSTIN"), Austin Funding Corporation, a Texas corporation ("AFC"), and the eleven (11) individual owners of AFC ("the Owners"); and

WHEREAS: Article One of said agreement provides as shown between quotation marks, immediately below:

1. "ACQUISITION OF AFC BY AUSTIN. Prior to the Closing Date defined herein, INNO shall distribute or cause AUSTIN to distribute 1,600,000 shares of the $.001 par value Common Stock of AUSTIN to the Shareholders in the ratio of One
(1) AUSTIN share for each Twenty five (25) INNO shares owned, said distribution to be done as a Stock Dividend-in-Kind. On the Closing Date AUSTIN shall issue and deliver to the OWNERS the consideration described below in exchange for 100% of the stock in AFC owned by them; and then AFC shall become a wholly owned subsidiary of AUSTIN", and

WHEREAS: the parties executing this amendment have agreed that Article One shall be and is hereby amended by adding the underscored provisions to the otherwise unchanged language:

     1. ACQUISITION OF AFC BY AUSTIN. Prior to the Closing Date defined herein, INNO shall declare a stock dividend, payable to all shareholders of Inno, pro-rata, in shares of AUSTIN Common Stock. Notice of said dividend shall be given to all shareholders by mail as of the date hereof in accordance with Exhibit A hereto. The payment date for said dividend shall be within 30 days hereof or as soon as practicable following the closing date and shall be postponed only to accommodate the preparation of a Form 10SB and a Disclosure Statement required by the SEC to be distributed to shareholders at the time the stock is physically delivered to them. Nothing herein contained shall diminish the obligations set forth herein pursuant to which INNO shall distribute or cause AUSTIN to distribute 1,600,000 shares of the $.001 par value Common Stock of

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         AUSTIN to the Shareholders in the ratio of One (1) AUSTIN share for each Twenty five (25) INNO shares owned, said distribution to be done as a Stock Dividend-in-Kind. On the Closing Date, AUSTIN shall issue and deliver to the OWNERS the consideration described below in exchange for 100% of the stock in AFC owned by them; and then AFC shall become a wholly owned subsidiary of AUSTIN.

         IN WITNESS WHEREOF, the parties have executed this Amendment on this 12th day of June 1999.


                                         INNOVATION INTERNATIONAL, INC.

Attest:
/s/ [ILLEGIBLE]                          /s/ FRANK B. WRIGHT
----------------------------             ---------------------------------------
Assistant Secretary                      Frank G. Wright, President



                                         AUSTIN ASSET MANAGEMENT CORPORATION
Attest:
/s/ [ILLEGIBLE]                          /s/ FRANK G. WRIGHT
----------------------------             ---------------------------------------
Secretary                                Frank G. Wright, President



AUSTIN FUNDING CORPORATION
/s/ GLENN A. LAPOINTE
----------------------------
Glenn A. LaPointe, President
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                         INNOVATION INTERNATIONAL, INC.
                           280 Main Street, Suite 12
                               Stoneham, MA 02180
                                 (781) 279-4320


                                 June 14, 1999

Dear Fellow Shareholders:


While we have no revenues, no income, and no working capital with which to encourage, develop or promote any business, we continue to seek opportunities, which will benefit all shareholders. In connection therewith, we organize new subsidiaries, from-time-to-time, which will become independent of Innovation as they acquire other, unrelated, successful businesses. Coincident with any such acquisition, we will "dividend" or spin-off the subsidiary pro-rata to all shareholders, thereby creating for each of you an equity stake in a new and separate company, poised to conduct operations without further reference to Innovation.

On June 7, 1999, the Board of Directors declared a stock dividend, payable in the common stock of our subsidiary, Austin Asset Management Corporation ("Austin"). This dividend will result in the distribution of Austin common shares, pro-rata to all Innovation stockholders, on the basis of one (1) share of Austin for each 25 shares of Innovation owned by you as of the record date 4/30/99. After this dividend and the acquisition described below, Austin will no longer be an Innovation company, but rather a completely separate and independent, shareholder-owned company.

Effective today, Austin has completed the acquisition by purchase of Austin Funding Corporation ("AFC"), which will operate as a subsidiary of Austin. AFC is a successful, well-managed mortgage banking company located in Austin, Texas. The acquisition of AFC has resulted in the transfer of 92.5% of the total outstanding common stock of Austin to the former shareholders (eleven people) of AFC. Innovation shareholders will own 7.5% of Austin. Innovation International, Inc. will not own any shares of Austin.

Distribution of Austin shares will be made as soon as practical after filing the
(SEC) required Form 10SB and completing a Disclosure Statement for delivery to you with those shares, all in keeping with the SEC's requirements for the delivery of unrestricted stock to you. Those documents will describe the transactions in full detail and will include audited consolidated financial statements of Austin and AFC.

Inasmuch as others now control Austin, I and all other Innovation officers and directors have resigned from Austin, effective today. In a short time Mr. Glenn
A. LaPointe, President of Austin Asset Management Corporation and AFC will contact you.


       YOU ARE NOT REQUIRED TO PAY ANYTHING FOR THE AUSTIN COMMON SHARES. YOU ARE NOT REQUIRED TO SURRENDER, EXCHANGE OR RETURN ANY OF YOUR
                               INNOVATION SHARES.

We remaining Innovation directors intend to continue our search for the means to restore value to your investment. If we succeed in generating future opportunities similar to this one, we will pass through 100% of them to all shareholders.


                                             Sincerely,


                                             /s/ FRANK G. WRIGHT
                                             ----------------------------------
                                             Frank G. Wright
                                             Chairman and President